Exhibit 99.2

Investor Contact:

Jandy Tomy

ir@cars.com

312.601.5155

Media Contact:

Giavanna (Gia) Palazzolo

gpalazzolo@cars.com

312.601.6307

Cars.com Completes Spin-off from Parent Company TEGNA

Cars.com Announces its First Board of Directors as a Publicly Traded Company

CHICAGO, June 1, 2017 - Cars.com Inc. (NYSE: CARS) has completed its previously announced spin-off from TEGNA Inc. (“TEGNA”) and announces the appointment of seven members to the company’s first board of directors as a public company. Cars.com will begin regular way trading on the New York Stock Exchange (NYSE) today.

TEGNA’s spin-off of Cars.com was consummated through a tax-free distribution of all issued and outstanding shares of Cars.com common stock to TEGNA shareholders. TEGNA shareholders received one share of Cars.com common stock for every three shares of TEGNA common stock held as of the record date, May 18, 2017.

“This is an exciting moment in Cars.com’s history,” said Alex Vetter, Cars.com’s chief executive officer. “This caliber of leadership and expertise of our Board of Directors, and their singular focus on Cars.com, will help us drive transformational growth throughout our company and help ensure our sustainability as a leading brand in the marketplace for online car buyers and sellers.”

The company has appointed a board of directors composed of a diverse and broad range of talent, expertise, and experience, led by Scott Forbes. Forbes is currently chairman of Rightmove, the leading UK online home advertiser, and Ascential, a global business-to-business media company that completed its IPO in February 2016. Forbes is joined by independent directors Jerri DeVard, Jill Greenthal, Tom Hale, Don McGovern Jr., and Greg Revelle, and Vetter, to complete a team of seasoned professionals in finance and asset management, online consumer and enterprise marketing, engineering and product design, and consumer user experience.

Becky Sheehan, chief financial officer at Cars.com, who led FTD Companies, Inc. through a spin-off from their parent company in 2013, said, “Cars.com is on an incredible journey, primed for expansion and growth. This is a talented board of experts assembled from across the online consumer marketplace that will help guide Cars.com with greater financial, operational and strategic focus.”

“I would like to thank Gracia Martore, president and chief executive officer of TEGNA, and the TEGNA board of directors, for their expert leadership and guidance to Cars.com,” said Vetter. “Working with

Gracia and the board for the past three years has provided us with a benchmark for success that has helped us get here. Today, we enter the market as an independent business that will continue to be a leading branded player in the digital automotive marketplace.”

Prior to the separation, Cars.com made a one-time cash distribution of $650 million to TEGNA. Cars.com entered into new credit facilities with borrowing capacity of $900 million. It intends to invest in organic growth initiatives and selective acquisitions to create shareholder value

Alex Vetter, accompanied by the Cars.com leadership team and several of their longest standing dealer customers, will ring the Opening Day Bell at NYSE on Monday, June 5, 2017, to celebrate Cars.com becoming an independent, publicly traded company.

About Cars.com

Cars.com is a leading online destination that helps car shoppers and owners navigate every turn of car ownership. A pioneer in automotive classified, the company has evolved into one of the largest digital automotive platforms, connecting consumers with local dealers across the country anytime, anywhere. Through trusted expert content, on-the-lot mobile app features, millions of new and used vehicle listings, a comprehensive set of research tools and the largest database of consumer reviews in the industry, Cars.com helps shoppers buy, sell and service their vehicles. Cars.com companies include DealerRater®, Auto.com, PickupTrucks.com™ and NewCars.com®. The company was founded in 1998 and is headquartered in Chicago. For more information, visit www.Cars.com

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